EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road, Suite 303
Great Neck, NY 11021
(516) 466-3100 - Telephone
(516) 466-3132 - Fax
www.BRTRealty.com

BRT REALTY TRUST
ANNOUNCES RESULTS OF OPERATIONS
FOR THE FIRST QUARTER OF ITS FISCAL YEAR

Great Neck, New York, February 7, 2008 -- BRT Realty Trust (NYSE:BRT) today announced its results of operations for the first quarter of its fiscal year. For the three months ended December 31, 2007, BRT reported total revenues of $7,508,000 and net income of $3,230,000, or $.28 per share on a diluted basis. Net income for the three months ended December 31, 2007 includes income from discontinued operations of $457,000, or $.04 per diluted share. For the three months ended December 31, 2006, total revenues, net income and net income per share on a diluted basis were $12,745,000, $8,289,000 and $.95 per share, respectively. Net income for the three months ended December 31, 2006 includes income from discontinued operations of $358,000, or $.04 per diluted share. The weighted average number of common shares outstanding on a diluted basis were 11,380,561 and 8,698,915 for the three months ended December 31, 2007 and December 31, 2006, respectively.

Commenting on the results of operations, Jeffrey A. Gould, President and Chief Executive Officer of BRT, noted that total revenues decreased by 41% for the quarter ended December 31, 2007 compared to the quarter ended December 31, 2006 primarily because of a decrease in interest and fee income on outstanding loans. The decrease in interest on loans was due to (i) a decline in the average balance of loans outstanding, (ii) the increase in non-earning loans, and (iii) a decline in the rate earned on the portfolio. Mr. Gould commented that “the decrease in the average balance of loans outstanding is primarily due to a decline in our loan originations caused by weakness in the real estate and credit markets nationally. This weakness has severely limited investments in real estate and, therefore, the demand for bridge lending.”

Total expenses decreased by 23% in the current quarter compared to the prior year’s quarter, due to a decrease in interest expense and in the advisory fee, offset by an increase in general and administrative expenses and in foreclosure related expenses, including legal fees. The increase in general and administrative expenses was due primarily to restricted stock expense, increased travel expense and increased advertising and promotion expense.

Mr. Gould noted, with respect to BRT’s loan portfolio, that at December 31, 2007, non-earning loans aggregated $61,552,000, representing approximately 27% of its loan portfolio and 19% of its total assets. During the quarter ended December 31, 2007 two loans, aggregating $18,700,000, became non-earning. A $3,000,000 loan loss allowance was recorded in the September 30, 2007 quarter with respect to one of these loans. No additional loan loss allowances were taken in the December 31, 2007 quarter. In addition, during the quarter ended December 31, 2007, BRT received a net paydown of $1,353,000 on non-earning loans, and the foreclosure process was completed with respect to 174 condominium units located in the Orlando, Florida area which, after a loan loss allowance of $2,297,000, was recorded on our books at December 31, 2007 as real estate owned at $16,951,000. Mr. Gould commented that foreclosure proceedings were in various stages with respect to all non-earning loans. “To the extent permitted by the Courts and Court appointed receivers, our staff,” Mr. Gould stated, “is involved in upgrading or renovating these properties so that when we take title we will be in a position to offer them for sale or lease.”

BRT Realty Trust is a mortgage oriented real estate investment trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding the value of the collateral securing a loan. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions or variations thereof. Forward looking statements, including, with respect to a non-performing loan, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Mark Lundy - (516) 773-2703

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In Thousands, except for Per Share Data)

	Three Months Ended
	December 31,
	2007	2006

Revenues	$7,508	$12,745

Expenses	5,171	6,701

Income before equity in earnings of unconsolidated
joint ventures, minority interest and discontinued operations	2,337	6,044

Equity in earnings of unconsolidated joint ventures	451	82

Gain on disposition of real estate related to unconsolidated
joint ventures	-	1,819
Income before minority interest and discontinued operations	2,788	7,945

Minority interest	(15)	(14)
Income from continuing operations	2,773	7,931

Discontinued operations
Income from operations	63	6
Gain on sale of real estate assets	394	352
Income from discontinued operations	457	358

Net income	$3,230	$8,289

Income per share of beneficial interest:

Income from continuing operations	$.24	$.91
Income from discontinued operations	.04	.04
Basic earnings per share	$.28	$.95

Income from continuing operations	$.24	$.91
Income from discontinued operations	.04	.04
Diluted earnings per share	$.28	$.95

Cash distributions per common share	$.62	$.58

Weighted average number of common
shares outstanding:

Basic	11,369,933	8,680,671
Diluted	11,380,561	8,698,915